EXHIBIT 99.1

Atreca Reports First Quarter 2021 Financial Results and Recent Corporate Developments

SAN CARLOS Calif., May 13, 2021 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the first quarter ended March 31, 2021, and provided an overview of recent developments.

"The first few months of 2021 have been a productive period at Atreca, and we look forward to reporting initial summary data from our Phase 1b trial of ATRC-101 in July of this year,” said John Orwin, Chief Executive Officer. "We are making good progress enrolling the monotherapy cohorts, and are moving quickly to commence the combination cohorts evaluating ATRC-101 with both checkpoint inhibitors targeting the PD-1/PD-L1 axis and with chemotherapy. We also continue to advance our pre-clinical pipeline and are excited to announce our next program, targeting EphA2.”

Recent Developments and Highlights

ATRC-101 Clinical Update

To date, 20 patients have been enrolled and treated in the first-in-human trial evaluating ATRC-101 in multiple solid tumor cancers. Atreca has completed enrollment in the fourth cohort (10 mg/kg) of the dose escalation portion of the trial, and all patients treated at that dose have now completed the 21 day dose-limiting toxicity (DLT) assessment period. No DLTs have been observed in the trial. Atreca and its investigators decided, out of an abundance of caution, to enroll three additional patients in the fourth dose cohort (10 mg/kg), after the first two patients enrolled experienced rapid deterioration associated with disease progression, assessed as unrelated to ATRC-101, relatively soon after completion of the DLT assesment period. Atreca anticipates commencing enrollment in the fifth and final cohort (30 mg/kg) shortly, pending review by the Dose Review Committee, and expects to announce initial summary data from the study in July 2021.

Enrollment includes additional patients treated at 3 mg/kg through backfill of the third dose escalation cohort and the initiation of a monotherapy dose expansion cohort, as previously disclosed. Atreca expects to enroll additional cohorts evaluating ATRC-101 in combination with a PD-1 inhibitor and in combination with a chemotherapeutic agent in 2Q 2021 and 2H 2021, respectively.

Pipeline Update

Atreca has designated a second program, with APN-122597, an antibody derived from the active immune response of a cancer patient, as the program lead. APN-122597 binds to a membrane proximal extracellular epitope of EphA2, a receptor tyrosine kinase (RTK) validated as a known tumor target that is overexpressed in multiple cancers, but with no approved therapies targeting it. A human normal tissue cross-reactivity study showed no reactivity of toxicological significance, and APN-122597 is active in vitro in multiple formats. Atreca expects to provide additional information on APN-122597 and other pipeline assets, including timelines for development, at an R&D Day in 4Q 2021.

“APN-122597 is another example of the power of our discovery approach,” said Dr. Tito Serafini, Atreca founder and Chief Strategy Officer. “While EphA2 is validated as a known and potentially high value target, there are only a limited number of development-stage programs currently targeting EphA2, and no therapies on the market. We believe our antibody is differentiated by its apparent lack of both EphA2 activation and interference with ligand-induced activation, its unique patterns of reactivity with tumor tissue and cells, and its structural features. Furthermore, lead optimization has already yielded improved molecules with an anticipated low level of sequence-based CMC risk.”

IP Update

In April 2021, the United States Patent and Trademark Office issued a Notice of Allowance for U.S. patent application serial no. 13/261,763 (exclusively licensed to Atreca), covering fundamental aspects of Atreca’s Immune Repertoire Capture® technology (IRC®), which forms a core part of the company’s discovery platform. This patent, once issued, further bolsters our global patent coverage for compositions of matter that are a key output of Atreca’s IRC® technology.

First Quarter 2021 Financial Results

  As of March 31, 2021, cash and cash equivalents and short-term investments totaled $211.7 million.

  Research and development expenses for the three months ended March 31, 2021 were $18.4 million, including non-cash share-based compensation expense of $2.2 million.

  General and administrative expenses for the three months ended March 31, 2021 were $7.8 million, including non-cash share-based compensation expense of $2.2 million.

  Atreca reported a net loss of $25.8 million, or basic and diluted net loss per share attributable to common stockholders of $0.70, for the three months ended March 31, 2021.

About Atreca, Inc.
Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and typically are identified by use of terms such as "continued," "anticipate," "potential," "expect," "believe," "planned," and similar words, although some forward-looking statements are expressed differently. The statements include those related to our strategy and future plans, including statements regarding the development of ATRC-101 and our preclinical, clinical and regulatory plans and the timing thereof, the availability and timing of data from the Phase 1b trial of ATRC-101, our plans and timing to commence combination cohorts evaluating ATRC-101 with checkpoint inhibitors and chemotherapy, and our pre-clinical plans for our next program targeting EphA2 and the differentiation of our antibody in this program. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, and regulatory submissions, and the implementation of our strategic plans for our business, technologies, and current and potential future product candidates. More information on these risks and potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2021	2020

ASSETS

Current Assets
Cash and cash equivalents	$89,712	$60,789
Investments	121,958	179,296
Prepaid expenses and other current assets	13,109	9,037
Total current assets	224,779	249,122
Property and equipment, net	33,948	19,831
Deposits and other	3,076	3,111
Total assets	$261,803	$272,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$7,525	$5,216
Accrued expenses	9,133	10,302
Other current liabilities	2,097	1,900
Total current liabilities	18,755	17,418
Capital lease obligations, net of current portion	-	4
Deferred rent	21,649	12,585
Total liabilities	40,404	30,007

Stockholders’ equity
Common stock	4	4
Additional paid-in capital	497,561	492,436
Accumulated other comprehensive income	50	58
Accumulated deficit	(276,216)	(250,441)
Total stockholders’ equity	221,399	242,057
Total liabilities and stockholders’ equity	$261,803	$272,064

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

($ amounts in 000's, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
	(unaudited)
Expenses
Research and development	$18,388	$14,210
General and administrative	7,821	7,123
Total expenses	26,209	21,333
Interest and other income (expense)
Other income	344	231
Interest income	91	685
Interest expense	(1)	(1)
Loss before Income tax expense	(25,775)	(20,418)
Income tax expense	-	-
Net loss	$(25,775)	$(20,418)
Net loss per share, basic and diluted	$(0.70)	$(0.73)
Weighted-average shares used in computing
net loss per share, basic and diluted	36,841,065	28,020,408

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Sheryl Seapy, 213-262-9390
sseapy@w2ogroup.com

Source: Atreca, Inc.